Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-39215, 333-26153, 333-17299, 333-15181, 33-80706, 33-65756) pertaining to the 1996 Employee Stock Purchase Plan, the 1995 Nonstatutory Stock Option Plan, the 1993 Employee Stock Purchase Plan and the 1993 Director Stock Option Plan of OPTi Inc. of our report dated June 26, 2006 with respect to the consolidated financial statements and schedule of OPTi Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/    ERNST & YOUNG LLP

Palo Alto, California

June 26, 2006